Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

Frontier Communications Corporation:

We consent to the use of our reports dated February 25, 2016, with respect to the consolidated balance sheets of Frontier Communications Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein.

/s/ KPMG LLP

Stamford, Connecticut

May 12, 2016